EXHIBIT 4.3

                             SECOND AMENDMENT
                    TO REVOLVING CREDIT LOAN AGREEMENT
                                 (SECURED)


     THIS SECOND AMENDMENT to Revolving Credit Loan Agreement (Secured) is entered into this 18th day of March, 1996 among MANATRON, INC. (the "Borrower"), ATEK INFORMATION SERVICES, INC., SPECIALIZED DATA SYSTEMS, INC. (the foregoing two corporations are hereinafter referred to as the "Subsidiaries") and COMERICA BANK (the "Bank").


                                BACKGROUND

     The Bank, the Borrower and the Subsidiaries have entered into a Revolving Credit Loan Agreement (Secured) dated November 11, 1994, as amended by a First Amendment to Revolving Credit Loan Agreement (Secured) dated July 27, 1995 (the "Agreement"). The Borrower and the Subsidiaries are in default of certain covenants set forth in the Agreement. The Borrower and the Subsidiaries have requested that the Bank waive the defaults under such covenants and amend such covenants in accordance with the terms of this Agreement. The Bank is willing to waive such defaults and amend such covenants as described herein in consideration of the agreements of the Borrower and the Subsidiaries set forth below.


                           TERMS AND CONDITIONS

     THEREFORE, in consideration of the facts set forth above and the terms and conditions contained below, the parties hereby agree as follows:

     1. AMENDMENTS TO DEFINED TERMS. Section 1.1 of the Agreement is hereby amended by adding the terms "Net Cash POA" and "120-Day Accounts" as set forth below and by amending the definition of "Commitment Amount" in its entirety to read as set forth below:

     "COMMITMENT AMOUNT" shall mean $5,000,000.

     "NET CASH POA" shall mean "Net Cash & Equivalents Provided by Operating Activities" of the Borrower calculated in the manner set forth in the Manatron, Inc. & Subsidiaries Consolidated Statements of Cash Flows dated February 6, 1996 provided by the Borrower to the Bank.

     "120-DAY ACCOUNTS" shall mean the accounts receivable of the Borrower which, as of February 1, 1996, had been outstanding for 120 or more days.

     2. EXHIBIT A TO AGREEMENT. Exhibit A to the Agreement is hereby amended in its entirety to read as set forth in Exhibit A attached hereto.


     3.   AMENDMENTS TO SECTIONS 2.3, 6.5, 6.6 AND 6.7.  Sections 2.3, 6.5,
6.6 and 6.7 of the Agreement are hereby amended in their entirety to read as follows:

          2.3 REVOLVING CREDIT NOTE. The Revolving Loans shall be evidenced by the Revolving Credit Note, executed by the Borrower, dated March 18, 1996, payable to the Bank on the Termination Date (unless sooner accelerated pursuant to the terms of this Agreement), and in the principal amount of the Commitment Amount. The date and amount of each Revolving Loan made by the Bank and of each repayment of principal thereon received by the Bank shall be recorded by the Bank in its records. The aggregate unpaid principal amount so recorded by the Bank shall constitute the best evidence of the principal amount owing and unpaid on the Revolving Credit Note, absent fraud or obvious error, PROVIDED, HOWEVER, that the failure by the Bank so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Credit Note to repay the principal amount of all the Revolving Loans together with all interest accrued or accruing thereon.

     6.5 MAINTAIN TANGIBLE NET WORTH. On a consolidated basis, maintain a Tangible Net Worth for the Borrower of not less than the amounts specified during the periods specified below:

          (a)  $1,981,000 on January 31, 1996,
          (b)  $1,617,000 from February 1, 1996 until April 30, 1996,
          (c)  $1,377,000 from May 1, 1996 until July 31, 1996,
          (d)  $1,211,000 from August 1, 1996 until October 31, 1996,
          (e)  $1,178,000 from November 1, 1996 until January 31, 1997, and
          (f) $1,214,000 from February 1, 1997 and at all times thereafter.

     6.6 MAINTAIN DEBT RATIO. On a consolidated basis, maintain the ratio of the Borrower's Debt to Tangible Net Worth at not more than the ratios specified during the periods specified below:

          (a)  6.46 to 1.00 on January 31, 1996,
          (b)  8.04 to 1.00 from February 1, 1996 until April 30, 1996,
          (c)  9.05 to 1.00 from May 1, 1996 until July 31, 1996,
          (d)  9.99 to 1.00 from August 1, 1996 until October 31, 1996,
          (e) 9.82 to 1.00 from November 1, 1996 until January 31, 1997, and
          (f) 9.05 to 1.00 from February 1, 1997 and at all times thereafter.

     6.7 MAINTAIN WORKING CAPITAL. On a consolidated basis, maintain Working Capital for the Borrower of not less than the amounts specified during the periods specified below:



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          (a)  $3,347,000 on January 31, 1996,
          (b)  $3,700,000 from February 1, 1996 until April 30, 1996,
          (c)  $3,190,000 from May 1, 1996 until July 31, 1996,
          (d)  $2,930,000 from August 1, 1996 until October 31, 1996,
          (e)  $2,360,000 from November 1, 1996 until January 31, 1997, and
          (f) $2,350,000 from February 1, 1997 and at all times thereafter.

     4. NEW SECTIONS 6.1.9, 6.14 AND 6.15. The Agreement is hereby amended by adding the following language as sections 6.1.9, 6.14 and 6.15 thereof:

          6.1.9 MONTHLY FINANCIAL STATEMENTS. Furnish to the Bank not later than forty-five (45) days after the close of each month of each fiscal year of the Borrower, beginning with the month ending February 29, 1996, internally prepared financial statements as of the end of each such period, in such detail as the Bank may reasonably require, and the accuracy of the statements shall be certified by the chief executive or financial officer of the Borrower.

          6.14 GENERATE NET CASH POA. Generate Net Cash POA of not less than the amounts specified during the periods specified below:

               (a)  $115,000 for the quarter ended April 30, 1996,
               (b)  $605,000 for the quarter ended July 31, 1996,
               (c)  $465,000 for the quarter ended October 31, 1996,
               (d)  $570,000 for the quarter ended January 31, 1997,
               (e)  $640,000 for the quarter ended April 30, 1997.

          6.15 COLLECTION OF 120-DAY ACCOUNTS. Collect not less than the amounts described below of the Borrower's 120-Day Accounts on or before the dates described below AND apply all such collections to payment of the outstanding principal balance of the Revolving Credit Note:

                                               AGGREGATE AMOUNT
                      DATE                     TO BE COLLECTED
                July 31, 1996                     $240,000
                October 31, 1996                   480,000
                January 31, 1997                   720,000
                April 30, 1997                     960,000

     5. NO OTHER AMENDMENTS. Except as specifically amended in sections 1, 2, 3 and 4 above, all of the terms and conditions of the Agreement and all other documents referred to in the Agreement shall remain in full force and effect.


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     6.   REPRESENTATIONS AND WARRANTIES.  The Borrower and the
Subsidiaries reiterate and affirm the representations and warranties made in section 5 of the Agreement, effective as of the date of this Amendment. The Borrower and the Subsidiaries further represent and warrant to the Bank that, upon execution of this Amendment by all parties, no Event of Default (as defined in the Agreement) has occurred which has not been cured by the Borrower and the Subsidiaries or waived in writing by the Bank and no event has occurred, which with notice and/or the passage of time, could become an Event of Default and which has not been cured by the Borrower and the Subsidiaries or waived in writing by the Bank.

     7. WAIVER OF DEFAULTS. The Bank hereby waives any failure of the Borrower to fulfill the requirements of sections 6.5, 6.6 and 6.7 of the Agreement prior to the date of this Amendment. The foregoing waiver will not constitute a waiver of: (i) any other "Event of Default" under the Agreement; or (ii) any failure of the Borrower to comply, after the date hereof, with the provisions of sections 6.5, 6.6 and 6.7 of the Agreement, as amended herein.

     8. MISCELLANEOUS. This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan. This Amendment: constitutes the entire agreement among the parties relating to the amendment of the Agreement; supersedes all prior agreements, commitments and understandings among the parties relating to amendment of the Agreement; and cannot be changed or terminated orally.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first set forth above.


                              MANATRON, INC.


                              By:  /S/ PAUL R. SYLVESTER

                              Its: President


                              By:  /S/ PAUL R. SYLVESTER
                                   Paul R. Sylvester
                              Its: Chief Financial Officer and Treasurer


                              ATEK INFORMATION SERVICES, INC.


                              By:  /S/ PAUL R. SYLVESTER

                              Its: PRESIDENT


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                              SPECIALIZED DATA SYSTEMS, INC.


                              By:  /S/ PAUL R. SYLVESTER

                              Its: PRESIDENT


                              COMERICA BANK


                              By:  /S/ JULIE A. PAUSCH
                                   Julie A. Pausch
                              Its: Vice President





































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                           REVOLVING CREDIT NOTE


$5,000,000                                              Kalamazoo, Michigan

                                                             March 18, 1996

     FOR VALUE RECEIVED, the undersigned promises to pay to the order of COMERICA BANK (the "Bank") at Kalamazoo, Michigan, on December 1, 1999, the principal sum or so much of the principal sum of Five Million Dollars ($5,000,000) as may from time to time have been advanced and be outstanding under that certain Revolving Credit Loan Agreement dated November 11, 1994, as amended, between the undersigned and the Bank (the "Agreement") plus all accrued but unpaid interest thereon.

     The unpaid principal amount of this Note shall bear interest at the rate provided in Section 2.4 of the Agreement, which Agreement, as it may be amended from time to time, is by this reference incorporated herein and made a part hereof. Interest shall be payable to the extent accrued on the first day of each consecutive calendar month, beginning April 1, 1996, until maturity (whether by acceleration or otherwise) and, thereafter, on demand at a rate equal to three percent (3%) per annum plus the rate otherwise prevailing hereunder, but in no event to exceed the Legal Rate (as defined in the Agreement).

     This Note is a Master Note under which sums may or must be repaid from time to time and under which new advances are to be made by the Bank pursuant to the terms and conditions of the Agreement, and the books and records of the Bank shall constitute the best evidence of the amount of the indebtedness at any time owing hereunder.

     This Note is secured by the Collateral described in the Agreement, to which reference is made for, among other things, the conditions under which this Note may or must be paid in whole or in part prior to its due date or its due date accelerated. The Bank is hereby granted a security interest in all property of the undersigned at any time in the possession of the Bank or any Affiliate (as defined in the Agreement) of the Bank (or as to which the Bank or any Affiliate of the Bank at any time controls possession by documents or otherwise) and in all balances of deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of the undersigned from time to time with the Bank or any Affiliate of the Bank.

     If an Event of Default (as defined in the Agreement) occurs and is not cured within the time, if any, provided for by the Agreement, the Bank may exercise any one or more of the rights and remedies granted by the Agreement or any document contemplated thereby or given to a secured party under applicable law, including without limit the right to accelerate this Note and any other Indebtedness (as defined in the Agreement), and may set off against the principal of and interest on this Note or against any other Indebtedness (i) any amount owing by the Bank to the undersigned, (ii) any property of the undersigned at any time in the possession of the Bank or any Affiliate of the Bank and (iii) any amount in any deposit or other account (including without limit an account evidenced by a certificate of deposit) of the undersigned with the Bank or any Affiliate of the Bank.

     The undersigned and all accommodation parties, guarantors and indorsers (i) waive presentment, demand, protest and notice of dishonor,
(ii) agree that no extension or indulgence to the undersigned or release or non-enforcement of any security, whether with or without notice, shall affect the obligations of any accommodation party, guarantor or indorser, and (iii) agree to reimburse the holder of this note for any and all costs and expenses incurred in collecting or attempting to collect any and all principal and interest under this Note (including, but not limited to, court costs and reasonable attorney fees, whether in-house or outside counsel is used and whether such costs and expenses are incurred in formal or informal collection actions, federal bankruptcy proceedings, appellate proceedings, probate proceedings, or otherwise). This Note shall be governed by and construed in accordance with the laws of the State of Michigan.

     This Note is, in part or whole, a renewal of the unpaid balance of a $9,200,000 Revolving Credit Note dated November 11, 1994.


                              MANATRON, INC.


                              By:  /S/ PAUL R. SYLVESTER

                              Its: President






















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